EXHIBIT 10.2

                      METROMEDIA INTERNATIONAL GROUP, INC.
                           TRANSACTION BONUS AGREEMENT
                           ---------------------------


                  THIS AGREEMENT is entered into as of the 8th day of March, 2005 (the "Effective Date") by and between Metromedia International Group, Inc., a Delaware corporation (the "Company"), and Natalia Alexeeva ("Executive").

                  WHEREAS, Executive is currently employed by the Company pursuant to an employment agreement, entered into on May 25, 2004 and effective as of June 1, 2004, by and between Executive and the Company (the "Employment Agreement"), as amended by that certain amendment to the Employment Agreement, dated March 8, 2005, by and between Executive and the Company (the "Amendment"); and

                  WHEREAS, the Company has entered into an agreement, dated as of February 17, 2005, pursuant to which it has agreed to sell all of its interest in Peterstar ZAO ("Peterstar") to First National Holding S.A., a societe anonyme organized under the laws of Luxembourg ("FNH"), Emergent Telecom Ventures S.A., a societe anonyme organized under the laws of Switzerland ("ETV"), Pisces Investment Limited, a company organized under the Companies Law of Cyprus and a wholly-owned subsidiary of FNH and ETV (the "Peterstar Sale Agreement"); and

                  WHEREAS, the Board of the Directors of the Company (the "Board") recognizes that (i) during the period pending the consummation of the transactions contemplated by the Peterstar Sale Agreement, or (ii) in the event the transactions contemplated by the Peterstar Sale Agreement are not consummated, because a sale by the Company of its interest in Peterstar may nevertheless arise, key employees of the Company may be motivated to leave the employment of the Company or be distracted in the performance of their duties to the Company and its subsidiaries, to the detriment of the Company and its stockholders; and

                  WHEREAS, Executive is a key executive of the Company, and the Board has determined that it is in the best interests of the Company and its stockholders to secure Executive's continued services and to ensure Executive's continued and undivided dedication to her duties in the event of any sale by the Company of its interest in Peterstar; and

                  WHEREAS, the Board has authorized the Company to enter into this Agreement.

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

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I.   Effect of this Agreement on the Employment Agreement; Duration of this
     Agreement.

     A. Other than as specifically stated in this Agreement, the Employment Agreement, as amended by the Amendment, shall remain in full force and effect.

     B. On and following the Effective Date, Section 2.07 of the Employment Agreement, relating to the reduction of compensation to avoid the trigger of certain excise taxes, shall be void and of no further effect; provided, that such Section 2.07 shall once again become effective on October 1, 2005 if and only if a "Peterstar Sale Transaction" (as defined below) is not consummated prior to that date.

     C. If Executive's employment is terminated by the Company without "Cause" (as defined in the Employment Agreement) at any time after the consummation of a Peterstar Sale Transaction that is consummated on or prior to September 30, 2005, to the extent that any amounts become payable to Executive under Section
7.08 of the Employment Agreement, relating to payments to Executive in connection with a termination without Cause, or Section 8.02 of the Employment Agreement, relating to payments to Executive in connection with a termination without Cause following a "Change of Control" (as defined in the Employment Agreement), such amounts shall be reduced by the full amount of any Peterstar Transaction Bonus.

     D. The Executive and the Company agree that the definition of Change of Control in the Employment Agreement and of Peterstar Sale Transaction in this Agreement are mutually exclusive such that, the consummation of a Peterstar Sale Transaction on or before September 30, 2005 shall not constitute a Change of Control for purposes of the Employment Agreement, and the occurrence of a Change of Control for purposes of the Employment Agreement shall not also constitute a Peterstar Sale Transaction.

     E. This Agreement shall terminate and be of no further force and effect on and after October 1, 2005 if a Peterstar Sale Transaction is not consummated prior to that date.

     F. For purposes of this Agreement, a "Peterstar Sale Transaction" shall mean the sale, directly or indirectly, of the Company's entire interest in the Peterstar business venture.

II.  Effect of a Peterstar Sale Transaction.

     A. Peterstar Transaction Bonus Trigger. The Company agrees that, in connection with a Peterstar Sale Transaction that is consummated on or prior to September 30, 2005, Executive shall be entitled to the "Peterstar Transaction Bonus" (defined below), which, subject to Section II.B. of this Agreement, shall be payable as follows: (i) 50% in one lump sum payment concurrent with the consummation of the Peterstar Sale Transaction, provided Executive is still employed by the Company as of the date of such consummation; (ii) 25% in one lump sum payment on the date that is six months after the consummation of the Peterstar Sale Transaction (the "Second Payment Date"), provided Executive is still employed by the Company as of such date; and (iii) 25% in one lump sum payment on the date that is 12 months after the consummation of the Peterstar Sale Transaction (the "Third Payment Date"), provided Executive is still employed by the Company as of such date.

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     B. Termination of Employment. If Executive's employment with the Company or any of its affiliates is terminated by the Company without Cause at any time after payment of the first installment of the Peterstar Transaction Bonus but before the Second Payment Date or Third Payment Date, the Company shall, within 10 days after such termination (i) cause to be paid the unpaid balance of the Peterstar Transaction Bonus, and (ii) to the extent that the severance that Executive would have been entitled to receive under Section 7.08 of the Employment Agreement upon a termination of Executive's employment by the Company without Cause on such date (the "Employment Agreement Severance") would be greater than the full amount of the Peterstar Transaction Bonus, pay Executive an additional amount equal to the Employment Agreement Severance less the Peterstar Transaction Bonus. In addition, if Executive is entitled to payments under this Section II.B., she shall also be entitled to any amounts due under
Section 7.07 of the Employment Agreement, and, provided Executive is eligible for and timely elects to continue group health insurance coverage for himself and, if applicable, his family, under Part 6 of Title I of the Employee Retirement Income Security Act of 1986, as amended ("COBRA"), the Company shall directly pay the cost of continuing group health insurance for Executive and, if applicable, his qualified beneficiaries under COBRA until the date Executive or any such qualified beneficiary, as applicable, ceases for any reason to be eligible for continuation of group health insurance coverage under COBRA.

     C. Peterstar Transaction Bonus. The "Peterstar Transaction Bonus" shall be equal to (a) two times Executive's "Base Salary" (as defined in the Employment Agreement), plus (b) $66,667.

     D. Except to the extent otherwise provided in this Agreement, if Executive receives payments pursuant to Section II of this Agreement, Executive shall have no further rights to any compensation or other benefits under this Agreement (other than pursuant to Section III of this Agreement, if applicable), and any other benefits due Executive shall be determined in accordance with all plans, policies and practices of the Company; provided, however, that, Executive shall not be entitled to any payments or benefits under any separately stated severance, retention or change of control plan, policy, program or arrangement of the Company.

III. Certain Additional Payments by the Company.

     A. If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

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     B. Subject to Section III.F of this Agreement, all determinations required to be made under this Section III, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the Company, which may be the Company's regular outside auditors. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after consummation of the Peterstar Sale Transaction or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive no later than five calendar days prior to the due date for the Executive's income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts or fails to pursue its remedies pursuant to Section III.F hereof, and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

     C. The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section III.B hereof.

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     D. The federal, state and local income or other tax returns filed by
Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

     E. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section III.B and Section III.D hereof will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

     F. Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

          1. provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

          2. take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

          3. cooperate with the Company in good faith in order effectively to contest such claim; and

          4. permit the Company to participate in any proceedings relating to such claim;

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                  provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section III.F, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section III.F and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine;
                  provided, however, that, if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     G. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section III.F hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section III.F hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section III.F hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim, and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid, and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section III. If, after the receipt by Executive of a Gross-Up Payment but before the payment by Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section III, Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section III.

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IV. Withholding Taxes. The Company may withhold from all payments due to
Executive hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

V. Nature of Obligations. The payments and benefits provided under this Agreement are contingent on (i) Executive's compliance with Section 3, Section 4 and Section 5 of the Employment Agreement, and (ii) for any payments hereunder that are made in connection with Executive's termination of employment, Executive's execution of a Release consistent with that described in Section 7.09(a) of the Employment Agreement no earlier than the date of termination of employment, and Executive not having revoked such release during the time period within which she may do so. In addition, for the avoidance of doubt, and notwithstanding the foregoing, in the event that any compensation or other benefits become due to Executive under this Agreement, such compensation and benefits shall be in lieu of any amounts payable and benefits provided under
Section 7.08 of the Employment Agreement, as it is the intent of this Agreement that such sections of the Employment Agreement shall become null and void in order for any amounts under this Agreement to be payable.

VI. No Duplication of Benefits. It is the intent of the parties that no duplication of benefits occur between this Agreement and the Employment Agreement.

VII. Non-Exclusivity of Rights. Other than as specifically stated in this Agreement, nothing in this Agreement shall prevent or limit Executive's right to participate in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify (other than any severance, retention or change of control plan, policy, program or arrangement), nor shall anything herein limit or reduce such rights as Executive may have under any agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

VIII. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets) both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

IX. Not an Employment Agreement. This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between Executive and the Company. The Company may terminate the employment of Executive with the Company at any time, subject to the terms of this Agreement and/or the Employment Agreement (as amended by the Amendment) and/or any other employment agreement or arrangement between the Company and Executive that may be in effect.

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X. Successors; Binding Agreement.

     A. The Company agrees that it will cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company (other than a successor in connection with a Peterstar Sale Transaction), unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate) if such assumption does not occur by operation of law, all of the obligations of the Company hereunder. As used in this Agreement, "Company" shall mean (i) the Company as hereinbefore defined, and (ii) any successor described in the preceding sentence or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

     B. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate. Neither this Agreement nor any right arising hereunder may be assigned or pledged by Executive.

XI. Notice.

     A. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or, if later, five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid or two (2) days after deposit with a nationally recognized overnight courier service, addressed as follows:

                  If to Executive:

                  Natalia Alexeeva
                  2527 Flintgrove Road
                  Charlotte, NC, 28226
                  Phone: (704) 366-2602
                  Fax:     (704) 366-2602


                  If to the Company:

                  Metromedia International Group, Inc.
                  8000 Tower Point Drive
                  Charlotte, NC 28277
                  Attention:  Harold F. Pyle
                  Phone: (704) 321-7380
                  Fax:     (704) 845-1835

                  With a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison LLP
                  1285 Avenue of the Americas
                  New York, NY 10019
                  Attention:  James M. Dubin, Esq.
                  Phone:  (212) 373-3000
                  Fax:  (212) 757-3990


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or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

XII. Arbitration: Except as provided in Section 6 of the Employment Agreement, any dispute between the parties to this Agreement in connection with, arising out of or asserting breach of this Agreement or the Employment Agreement, or any statutory or common law claim by Executive relating to Executive's employment under the Employment Agreement or rights under this Agreement (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration. Such dispute shall be submitted to arbitration in New York, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

XIII. Governing Law: This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without regard to conflicts of laws principles.

XIV. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

XV. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company (other than any severance, retention or change of control plan, policy, program or arrangement).


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                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.



                                    METROMEDIA INTERNATIONAL GROUP, INC.





                                    By: /s/ Harold F. Pyle
                                        -----------------------------
                                    Title: Chief Financial Officer
                                           --------------------------





                                        /s/ Natalia Alexeeva
                                        ------------------------------
                                            Natalia Alexeeva


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